Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Fourth Quarter and Fiscal Year 2013

Financial Results

Consolidated Net Sales Increased 4.9 Percent on a Comparable 12-Week Basis

Fourth Quarter Adjusted EBITDA Improved 16.0 Percent to $29.6 Million on a Comparable 12-Week Basis

GRAND RAPIDS, MICHIGAN – May 22, 2013 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week fourth quarter and 52-week fiscal year 2013. In fiscal 2012, the fourth quarter included 13 weeks and the year included 53 weeks.

Fourth Quarter Results

Consolidated net sales for the 12-week fourth quarter increased 4.9 percent to $592.8 million compared to $565.0 million last year, excluding net sales in the 53rd week of fiscal 2012, due to increases in both the distribution and retail segments. As anticipated, the Company benefitted from the calendar shift, which moved the Easter holiday selling week into the fourth quarter and accounted for approximately 60 basis points of the consolidated sales improvement. Consolidated net sales as reported were $614.8 million in last year’s 13-week quarter, which included $49.8 million in sales related to the extra week.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 16.0 percent to $29.6 million, or 5.0 percent of net sales, compared to $25.6 million, or 4.5 percent of net sales, excluding the estimated impact of the 53rd week last year. Adjusted EBITDA in last year’s fourth quarter was $28.0 million, or 4.6 percent of net sales, based on reported results including the impact of the extra week.

Adjusted earnings from continuing operations increased $1.3 million, or $0.08 per diluted share, to $10.4 million, or $0.48 per diluted share, compared to $9.1 million, or $0.40 per diluted share, last year. For the fourth quarter of fiscal 2013, adjusted earnings from continuing operations excludes an after-tax debt extinguishment charge of $1.7 million associated with the early retirement of a portion of the Company’s Convertible Senior Notes due 2027 and an after-tax net asset impairment charge of $0.8 million. For the fourth quarter of fiscal 2012, adjusted earnings from continuing operations excludes an after-tax benefit from the 53rd week of $1.4 million. Reported earnings from continuing operations for the fourth quarter of fiscal 2013 were $7.9 million, or $0.36 per diluted share, compared to $10.5 million, or $0.46 per diluted share, in the fourth quarter of fiscal 2012.

“We are pleased to report that our business generated comparable store sales growth and achieved better than expected earnings for the fourth quarter,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “These encouraging results reflect improvement across both our distribution and retail segments as we gained new customers, continued to refine our promotional and loyalty programs and benefitted from the early Easter holiday. We believe that our value proposition in both segments continued to resonate with customers. We will continue to build on this customer-centric platform in fiscal 2014 as we deepen our customer relationships and improve our long-term performance.”

Gross profit margin for the fourth quarter of fiscal 2013 was 22.4 percent compared to 22.2 percent in the fourth quarter of the prior year when adjusted to exclude the 53rd week. The gross profit margin rate increase reflects an improved performance in the Company’s retail segment, partially offset by a decrease in the LIFO credit compared to the prior year quarter.

Fourth quarter operating expenses, were $112.7 million, or 19.0 percent of net sales, compared to $108.5 million, or 19.2 percent of net sales in the same quarter last year, if net asset impairment and other charges in fiscal 2013 and the impact of the 53rd week in fiscal 2012 are excluded. The decrease in the rate to sales was due to lower employee benefit related costs compared to the prior year period and a reduction in promotional expenses due to the cycling of an expanded offering under the Yes loyalty program, partially offset by higher incentive compensation and occupancy costs. Fourth quarter of fiscal 2013 operating expenses as reported were $113.9 million, or 19.2 percent of sales, compared to $115.6 million, or 18.8 percent of sales, in the same quarter last year.

Distribution Segment

Net sales for the distribution segment increased 3.4 percent to $256.9 million in the fourth quarter of fiscal 2013 from $248.5 million in the same period last year if $23.1 million in net sales attributable to the extra week of sales in last year’s fourth quarter are excluded. The increase in sales was primarily due to new business gains and the Easter holiday calendar shift. Distribution segment sales as reported were $256.9 million in the fourth quarter of fiscal 2013 compared to $271.6 million in last year’s fourth quarter.

Fourth quarter fiscal 2013 operating earnings for the distribution segment increased $1.1 million, or 7.0 percent, to $17.5 million compared to operating earnings of $16.4 million in the same period last year, if $0.9 million related to the extra week in fiscal 2012 is excluded. The increase in operating earnings was due to higher sales volumes and improved efficiency in our supply chain, partially offset by a decrease in the LIFO credit compared to the same period last year. The fourth quarter of fiscal 2013 included a pre-tax LIFO inventory credit of $0.5 million compared to a pre-tax LIFO inventory credit of $1.4 million in the same period last year. Reported fourth quarter operating earnings for the distribution segment were $17.5 million in fiscal 2013 compared to $17.3 million last year.

Retail Segment

Net sales for the retail segment increased 6.1 percent to $335.9 million in the fourth quarter of fiscal 2013 compared to $316.4 million in the same period last year, if $26.7 million of net sales attributable to the extra week are excluded. The increase in sales was due to incremental sales from the previously disclosed acquisition of a grocery store in the third quarter, increased fuel sales and positive comparable store sales. Comparable store sales, excluding fuel, increased 0.4 percent, which reflect a benefit over the prior year from the calendar shift of the Easter holiday selling week into the fourth quarter, which offset the negative impact on pharmacy sales from the continued shift in sales mix to generic medications. For the purpose of reporting comparable store sales, the Company used 12-week quarters. Retail segment sales as reported were $335.9 million in fiscal 2013’s fourth quarter compared to $343.1 million in last year’s fourth quarter.

Fourth quarter fiscal 2013 operating earnings for the retail segment increased $1.8 million to $2.5 million, if adjusted to exclude a non-cash pre-tax asset impairment charge of $1.2 million, compared to $0.8 million last year, if adjusted to exclude $1.5 million associated with the extra week of sales. The improvement in adjusted operating earnings was primarily due to higher sales, improved margins and operating expense leverage due to a decrease in expenses related to employee benefits and promotional activities associated with the Yes loyalty program, offset by higher incentive compensation and occupancy expenses. Fourth quarter operating earnings as reported were $1.3 million in the fourth quarter of fiscal 2013 compared to $2.3 million in the fourth quarter of fiscal 2012.

During the fourth quarter, the Company opened one Valu Land store, ending fiscal 2013 with 101 corporate owned stores and 30 fuel centers.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for fiscal 2013 was $59.3 million compared to $93.7 million for fiscal 2012, primarily due to the timing of working capital requirements and timing of required tax payments associated with the change in state tax law as previously reported.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $143.8 million at the end of fiscal 2013 compared to $111.5 million at the end of fiscal 2012, due primarily to share repurchases, tax payments and the acquisition of one retail store and fuel center, including the associated capital leases. The Company’s total net long-term debt-to-capital ratio is 0.30-to-1.0 for the fourth quarter of fiscal 2013 and the net long-term debt-to-Adjusted EBITDA ratio is 1.35-to-1.0 on an annual Adjusted EBITDA basis.

During the fourth quarter, as previously announced, the Company completed the redemption of the remaining outstanding $57.4 million aggregate principal amount of its existing Convertible Notes and recorded after-tax charges of $1.7 million related to the redemption. The Company expects to save approximately $3.0 million in annual interest expense as a result of the private exchange of a portion of the Convertible Notes completed in the third quarter and the above noted redemption of the remainder of the Convertible Notes.

The Company believes that cash flow from operating activities and the $129.5 million of availability under its revolving credit facility will support its operational initiatives and capital requirements for fiscal 2014.

Fiscal Year 2013 Results

For the 52-week fiscal 2013 full year, consolidated net sales increased 0.9 percent to $2.61 billion compared to $2.58 billion for the fiscal 2012 full year, excluding $49.8 million in net sales from the 53rd week of fiscal 2012. Comparable store sales, excluding fuel, decreased 0.5 percent in fiscal 2013 due to the lower levels of inflation and the significant impact of the conversion from branded to generic drugs in the Company’s pharmacy operations. For the purpose of reporting comparable store sales, the Company used 52-week years. Consolidated net sales as reported were $2.61 billion in fiscal 2013 compared to $2.63 billion in fiscal 2012.

Adjusted EBITDA for fiscal 2013 was $106.3 million, or 4.1 percent of net sales, compared to $107.2 million, or 4.1 percent of net sales last year excluding the estimated impact of the 53rd week last year. Adjusted EBITDA for fiscal 2012 was $109.6 million including a $2.4 million benefit from the 53rd week.

Fiscal 2013 adjusted earnings from continuing operations were $31.2 million, or $1.43 per diluted share, excluding net after-tax charges of $3.3 million primarily related to debt extinguishment and asset impairment charges. Fiscal 2012 adjusted earnings from continuing operations were $31.9 million, or $1.39 per diluted share.

For fiscal 2013 depreciation and amortization totaled $39.1 million, interest expense totaled $13.4 million and capital expenditures totaled $42.0 million.

Outlook

Mr. Eidson continued, “The Michigan economy is likely to continue its gradual recovery in fiscal year 2014 and we believe that Spartan Stores is well-positioned to benefit from the continued modest economic improvements due to our investments in the retail and distribution segments and our continued effort to increase the value provided to our customers. We will remain focused on balancing the key fundamentals of driving sales and managing expenses as we invest in the consumer experience, as well as increasingly use the data from our loyalty programs to engage the consumer and reward them for shopping our stores. From a capital perspective, we plan to re-banner up to 13 Glen’s locations to the Family Fare brand and complete up to 12 minor remodels and an additional three major remodels. We also plan to open one to three new Valu Land stores in fiscal 2014.”

For the first quarter of fiscal 2014, the Company anticipates that consolidated net sales will slightly exceed last year as it continues to benefit from the acquisition of a retail store, maturation of the Yes Rewards loyalty program and new customer gains. These positive sales drivers will be partially offset by an estimated 70 basis point impact due to the shift of the Easter holiday selling week out of the first quarter of fiscal 2014 and into the fourth quarter of fiscal 2013, the continued 70 to 100 basis point negative mix impact related to pharmacy prescription conversions from branded to generic drugs and a 40 basis point reduction in rate resulting from the cycling of the grand opening of a new relocated store in the Company’s Grand Rapids market. As a result, the Company expects comparable store sales in their retail segment to be down 2.0 percent or more for the first quarter of fiscal 2014. The Company believes earnings per diluted share from continuing operations will slightly exceed the prior year first quarter when excluding the prior year’s after-tax benefit of $0.6 million, or $0.03 per diluted share, due to changes in Michigan state tax laws.

The Company anticipates that its fiscal year 2014 financial performance will exceed the prior year’s net consolidated sales and earnings from continuing operations, despite the negative effect of having two Easter holiday selling weeks in fiscal 2013 versus zero in fiscal 2014. The Company expects that retail comparable store sales will improve sequentially from the first quarter, turning positive in the second half of the year as it cycles the grand opening of a relocated store, benefits from its capital program and experiences a higher level of inflation as fiscal 2014 unfolds. Capital expenditures for fiscal year 2014 should be in the range of $42.0 million to $44.0 million, with depreciation and amortization in the range of $41.0 million to $43.0 million and total interest expense in the range of $10.0 million to $11.0 million.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal year 2013 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 23, 2013. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 390 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 101 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “initiatives”, “guidance”, “priority”, “trend”, “outlook”, “position”, “momentum”, or “strategy”; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner, our loyalty program, and store openings, successfully respond to the weak economy and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, successfully integrate acquired store or new distribution customer business, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales	$592,809	$614,773	$2,608,160	$2,634,226
Cost of sales	460,166	479,687	2,062,616	2,078,116

Gross profit	132,643	135,086	545,544	556,110
Operating expenses
Selling, general and administrative	103,068	106,855	443,906	452,856
Depreciation and amortization	9,582	8,603	39,081	36,794
Restructuring, asset impairment and other	1,233	114	1,589	(23)

Total operating expenses	113,883	115,572	484,576	489,627
Operating earnings	18,760	19,514	60,968	66,483
Non-operating expense (income)
Interest expense, net	2,592	2,150	10,024	11,127
Non-cash convertible debt interest	379	951	3,282	3,745
Debt extinguishment	2,762	—	5,047	—
Other, net	15	44	(652)	55

Total non-operating expense, net	5,748	3,145	17,701	14,927

Earnings before income taxes and discontinued operations	13,012	16,369	43,267	51,556
Income taxes	5,073	5,892	15,425	19,686

Earnings from continuing operations	7,939	10,477	27,842	31,870
(Loss) earnings from discontinued operations, net of taxes	(237)	23	(432)	(112)

Net earnings	$7,702	$10,500	$27,410	$31,758

Basic earnings per share:
Earnings from continuing operations	$0.36	$0.46	$1.28	$1.40
(Loss) earnings from discontinued operations	(0.01)	—	(0.02)	(0.01)*

Net earnings	$0.35	$0.46	$1.26	$1.39

Diluted earnings per share:
Earnings from continuing operations	$0.36	$0.46	$1.27	$1.39
(Loss) earnings from discontinued operations	(0.01)	—	(0.02)	—

Net earnings	$0.35	$0.46	$1.25	$1.39

Weighted average shares outstanding:
Basic	21,749	22,724	21,773	22,791
Diluted	21,826	22,824	21,848	22,887

*	Includes rounding.

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

Assets	March 30, 2013	March 31, 2012
Current assets
Cash and cash equivalents	$6,097	$26,476
Accounts receivable, net	60,979	58,637
Inventories, net	124,657	99,778
Prepaid expenses	10,822	9,478
Other current assets	1,304	13,686
Deferred taxes on income	2,310	1,582

Total current assets	206,169	209,637
Goodwill	246,840	240,194
Other, net	64,532	56,866
Property and equipment, net	272,126	256,776

Total assets	$789,667	$763,473

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$120,651	$107,703
Accrued payroll and benefits	38,356	39,366
Accrued income taxes	6,132	12,352
Other accrued expenses	23,784	21,083
Current maturities of long-term debt and capital lease obligations	4,067	4,449

Total current liabilities	192,990	184,953
Long-term liabilities
Deferred taxes on income	80,578	83,807
Postretirement benefits	14,092	13,618
Other long-term liabilities	20,476	23,922
Long-term debt and capital lease obligations	145,876	133,565

Total long-term liabilities	261,022	254,912
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 21,751 and 22,215 shares outstanding	146,564	155,134
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,687)	(13,793)
Retained earnings	202,778	182,267

Total shareholders’ equity	335,655	323,608

Total liabilities and shareholders’ equity	$789,667	$763,473

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended	53 Weeks Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities
Net cash provided by operating activities	$59,341	$93,734
Net cash used in investing activities	(53,056)	(43,800)
Net cash used in financing activities	(26,213)	(67,206)
Net cash used in discontinued operations	(451)	(76)

Net decrease in cash and cash equivalents	(20,379)	(17,348)
Cash and cash equivalents at beginning of period	26,476	43,824

Cash and cash equivalents at end of period	$6,097	$26,476

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Retail Segment:
Net sales	$335,877	$343,144	$1,487,510	$1,495,487
Operating earnings	$1,294	$2,251	$15,338	$22,191
Distribution Segment:
Net sales	$256,932	$271,629	$1,120,650	$1,138,739
Operating earnings	$17,466	$17,263	$45,630	$44,292

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION (Adjusted EBITDA)

(Unaudited)

(In thousands)

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net earnings	$7,702	$10,500	$27,410	$31,758
Add:
Discontinued operations	237	(23)	432	112
Income taxes	5,073	5,892	15,425	19,686
Interest expense, net	2,971	3,101	13,306	14,872
Debt extinguishment	2,762	—	5,047	—
Non-operating expense	15	44	(652)	55

Operating earnings	18,760	19,514	60,968	66,483
Add:
Depreciation and amortization	9,582	8,603	39,081	36,794
LIFO (income) expense	(649)	(1,260)	335	1,401
Restructuring and asset impairment costs	1,233	114	1,589	(23)
Other unusual items	—	—	396	1,194
53rd week	—	(2,429)	—	(2,429)
Non-cash stock compensation and other charges	715	1,017	3,964	3,825

Adjusted EBITDA (12 and 52 weeks)	$29,641	$25,559	$106,333	$107,245

Reconciliation of operating earnings to adjusted EBITDA by segment:
Retail:
Operating earnings	$1,294	$2,251	$15,338	$22,191
Add:
Depreciation and amortization	7,467	6,658	30,369	28,350
LIFO (income) expense	(128)	115	936	1,864
Restructuring and asset impairment costs	1,233	114	1,589	14
Other unusual items	—	—	396	—
53rd week	—	(1,497)	—	(1,497)
Non-cash stock compensation and other charges	520	559	2,534	1,541

Adjusted EBITDA (12 and 52 weeks)	$10,386	$8,200	$51,162	$52,463

Distribution:
Operating earnings	$17,466	$17,263	$45,630	$44,292
Add:
Depreciation and amortization	2,115	1,945	8,712	8,444
LIFO income	(521)	(1,375)	(601)	(463)
Restructuring and asset impairment costs	—	—	—	(37)
Other unusual items	—	—	—	1,194
53rd week	—	(932)	—	(932)
Non-cash stock compensation and other charges	195	458	1,430	2,284

Adjusted EBITDA (12 and 52 weeks)	$19,255	$17,359	$55,171	$54,782

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EARNINGS

FROM CONTINUING OPERATIONS

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended		13 Weeks Ended
	March 30, 2013		March 31, 2012
	Earnings from continuing operations	Earnings from continuing operations per diluted share	Earnings from continuing operations	Earnings from continuing operations per diluted share
Earnings from continuing operations	$7,939	$0.36	$10,477	$0.46
Adjustments, net of taxes:
Asset impairment and restructuring charges	770	0.04	—	—
Debt extinguishment	1,725	0.08	—	—
53rd week	—	—	(1,380)	(0.06)

Adjusted earnings from continuing operations	$10,434	$0.48	$9,097	$0.40

	52 Weeks Ended		53 Weeks Ended
	March 30, 2013		March 31, 2012
	Earnings from continuing operations	Earnings from continuing operations per diluted share	Earnings from continuing operations	Earnings from continuing operations per diluted share
Earnings from continuing operations	$27,842	$1.27	$31,870	$1.39
Adjustments, net of taxes:
Non-recurring professional fees	247	0.01	750	0.03
Asset impairment and restructuring charge	992	0.05
Gain on sale of assets	(417)	(0.02)	(342)	(0.01)
Interest rate swap termination	—	—	487	0.02
Debt extinguishment	3,152	0.15	—	—
53rd week	—	—	(1,380)	(0.06)
Impact of state tax law changes	(642)	(0.03)	518	0.02

Adjusted earnings from continuing operations	$31,174	$1.43	$31,903	$1.39

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that Adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers Adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in Adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of Adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM

DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND

CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(In thousands)

(Unaudited)

	March 30, 2013	March 31, 2012
Current maturities of long-term debt and capital lease obligations	$4,067	$4,449
Long-term debt and capital lease obligations	145,876	133,565

Total debt	149,943	138,014
Cash and cash equivalents	(6,097)	(26,476)

Total net long-term debt	$143,846	$111,538

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.